SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                        Commission File No. 333-102555

      |X| Form 10-K | | Form 20-F | | Form 11-K | | Form 10-Q | | Form NSAR

For the period ended: December 31, 2006

| |   Transition Report on Form 10-K
| |   Transition Report on Form 20-F
| |   Transition Report on Form 11-K
| |   Transition Report on Form 10-Q
| |   Transition Report on Form NSAR

For the transition period ended:

--------------------------------------------------------------------------------
  Read attached Instruction Sheet Before Preparing Form. Please Print or Type.


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

--------------------------------------------------------------------------------
 If the notification related to a portion of the filing checked above, identify the item(s) to which notification relates:

--------------------------------------------------------------------------------
Part I-Registrant Information
--------------------------------------------------------------------------------
  Full name of Registrant:            Invicta Group, Inc.
  Former name if Applicable:
  Address of Principal Executive Office
    (Street and Number):              2400 East Commercial Blvd. Suite 618
  City, State and Zip Code:           Ft. Lauderdale, FL 33308

--------------------------------------------------------------------------------
Part II-Rule 12b-25(b) and (c)
--------------------------------------------------------------------------------
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.(Check box if appropriate.)

          (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X|
          (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------
Part III-Narrative
--------------------------------------------------------------------------------
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

The Registrant is unable to file the subject report in a timely manner because the Registrant was not able to timely complete its financial statements without unreasonable effort or expense.

--------------------------------------------------------------------------------
Part IV-Other Information
--------------------------------------------------------------------------------
   (1) Name and telephone number of person to contact in regard to this notification:

          William G. Forhan                    954              771-0650
--------------------------------------------------------------------------------
             (Name)                         (Area Code)    (Telephone Number)


   (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                                                               |X| Yes   | | No
If the answer is no, identify report(s)


   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                | | Yes   |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              Invicta Group, Inc.
--------------------------------------------------------------------------------
                   Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Registrant:			Invicta Group, Inc.


				By: 	/s/ William G. Forhan
					William G. Forhan, CEO

Date:	March 30, 2007

--------------------------------------------------------------------------------
                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------